STRATEGIC ALLIANCE AGREEMENT
       FOR THE INTEGRATION OF SAC TECHNOLOGIES FINGERPRINT TECHNOLOGY AND
                      PINNACLE TECHNOLOGY SOFTWARE PRODUCTS


Duly made and executed to be effective as of the 23rd day of January, 1998, by and between:

SAC Technologies, Inc., a Minnesota corporation, having its principal place of business at 4444 West 76th Street, Edina, Minnesota 55435, hereinafter referred to as "SAC," represented by Barry Wendt, Chief Executive Officer, and Pinnacle Technology, Inc., an Oklahoma corporation with its principal offices at 114 S. Main, #6, Kirklin, Indiana 46050, hereinafter referred to as "Pinnacle", represented by Dr. W. Herbert Senft, II, President and CEO.

INTRODUCTION

This Strategic Alliance Agreement (the "Agreement") contains understandings between Pinnacle and SAC (the "Parties"), with regard to the integration of Pinnacle's Trusted Desktop Commander (previously known as the Desktop Commander) security software (the "Product") and SAC's biometric technologies, including, but not limited to: voice, facial recognition and fingerprint identification for desktop computer/network access, and control for industrial, commercial and consumer market applications.

Pinnacle is currently developing, marketing and selling the Product and desires to cooperate with SAC in integrating the Product with SAC's technologies.

SAC is currently developing, marketing and selling various fingerprint "identification" based products and applications and has technical and business interests in products similar to the Product and desires to participate with Pinnacle in integrating the Product with SAC's technologies. SAC intends to offer to its customers a biometric controlled desktop security product, which offers the user the option to enable any combination of incorporated biometrics (the "'Technology").

1.0 SCOPE OF COOPERATION - Pinnacle and SAC's intended scope of cooperation (the "Scope of Cooperation") will include the following:

      1.1 GENERAL - Cooperating and sharing resources and information, on a global basis, as the Parties may agree, in the mutual and/or joint development, promotion, marketing and sales as described below;

      1.2 DEVELOPMENT

      * Joint development of support for and integration for certain SAC technologies with the Product.

      * Each party agrees to devote up to five (5) days to the other party for the joint development of support for and integration of desktop security and SAC's technology.

      * Training of Pinnacle associates by SAC for up to five (5) days and training of SAC associates by Pinnacle for up to five (5) days, providing reciprocal high priority access to technical support resources.

      * Providing reciprocal access to each other Party's white papers and technical briefs; reciprocal participation in beta testing, subject to appropriate confidentiality obligations.

      1.3 MARKETING AND SALES - On a case by case basis, based on mutual business considerations and subject to prior approval by both parties:

      * Joint participation in marketing efforts, including joint advertising, press releases, joint participation in trade shows, linking web sites, and other industry events.

      * Mutual referral of relevant customer leads as determined by the source party.

      1.4 SERVICES, TRAINING & SUPPORT - On a case by case basis, based on mutual business considerations and subject to prior approval by both parties:

      * Joint technical seminars for application developers and joint "road shows" addressing the parties' target markets.

      * Working together and sharing resources and information on the support of new standards in order to ensure the timely support of significant industry standards by both Parties' products.

      2.0 EXPENSES/ROYALTIES - Additionally, the Parties have agreed to the following principles on a case by case basis, based on mutual business considerations and subject to prior approval by both parties:

      2.1 Pinnacle and SAC may participate in the out of pocket expenses incurred by a Party in relation to special/extraordinary development, and promotional marketing and sales work done by either party to support the requests of the other Party.

      2.2 All products sold by SAC to Pinnacle and by Pinnacle to SAC shall bear the cost of any related royalties. If the existence of other intellectual property rights relevant to a product comes to light, the supplying party will secure the full right to use the item throughout the world or modify its product to the extent practicable to make it non-infringing.

      3.0 TERM - The term of this Agreement will be for [*] from the Effective Date and may be mutually extended in writing for [*] periods thereafter.

      4.0 TERRITORY - Pinnacle shall promote, market and sell SAC's products incorporating the Technology on a non-exclusive, worldwide, basis for desktop computer/network access, appliance access control and facility access control for industrial, commercial and consumer market applications. SAC shall promote, market and sell the Product on a non-exclusive, worldwide basis for desktop computer/network access, appliance access control and facility access control for industrial, commercial and consumer market


* Confidential portion has been omitted and filed separately with the Securities and Exchange Commission applications. The Parties represent and warrant to each other that they do not have any existing exclusive arrangements that may conflict with the ability of a Party to sell the other Party's products. SAC will not bundle or embed another desktop security software product similar to the Product with SAC's technologies and Pinnacle will not offer its Product for bundling or embedding with another biometric company's product which is utilized for biometric identification and verification (as defined in the Introduction) for desktop computer/network access similar to SAC's technologies. For the foregoing clause to remain in effect SAC must purchase at least [*] copies of the Product each calendar year.

      5.0 CONFIDENTIALITY - The Parties acknowledge that in December 1997 they entered into a certain Confidentiality and Non-Disclosure Agreement (the "Confidentiality Agreement"). The Parties agree that the Confidentiality Agreement shall continue to apply to all information exchanged between them pursuant to this Agreement and that the Parties' obligation to maintain information in confidence shall extend for [*] after the term of this Agreement or at such time as the information becomes generally available to the public. The foregoing clause is intended to modify the first sentence of Section 6 of the Confidentiality Agreement, but in all other respects the Confidentiality Agreement remains in full force and effect and is incorporated herein by reference.

      6.0 INTELLECTUAL PROPERTY RIGHTS

      6.1 The Parties hereby agree that all the proprietary interests and/or all intellectual property rights, owned by each Party prior to entering this Agreement, shall remain the property of that Party solely, and that by entering into this Agreement or any other agreement deriving from it, a Party does not, and shall not, acquire any rights in the other Party's proprietary interests and/or all intellectual property rights.

      6.2 Both Pinnacle and SAC hereby represent that they do not, in any manner whatsoever, possess any proprietary interest in the intellectual property rights owned by the other Party. Pinnacle and SAC shall be entitled to use each others' name, trade-names and logos only in connection with the Scope of Cooperation, and subject to obtaining the other Party's prior written consent.

      6.3 Pinnacle grants to SAC, subject to these terms and conditions, a nonexclusive and nontransferable right to (i) reproduce, without change, the Product in executable form only on any tangible media and (ii) distribute by sublicense copies of the Product with Pinnacle's end user license agreements or on substantially similar terms to Pinnacle's end user license agreements.

      6.4 Except as expressly permitted by applicable law, during the term of this Agreement and thereafter, SAC shall not, and shall not permit any end user or other person to; copy, modify, translate, decompile, reverse engineer, disassemble, or otherwise determine or attempt to determine source code from the Product, to create any derivative works based upon the Product, or to merge or combine the Product with other software (other than SAC's technology) or other hardware. In the event of termination of this Agreement, the foregoing


* Confidential portion has been omitted and filed separately with the Securities and Exchange Commission clause shall not be construed to imply a limitation on the right of SAC to develop or acquire an alternative software solution comparable to the Product, provided that SAC will continue to adhere to the foregoing clause.

      7.0 TEAM COORDINATORS - The Parties will assign a representative from each company to assign attendees for joint project workshops as necessary.

      * For Pinnacle - Dr. W. Herbert Senft II
      * For SAC - Barry Wendt

      8.0 GENERAL PROVISIONS

      8.1 Both Pinnacle and SAC may make public statements as to the cooperation contemplated in this Agreement. Such public statements shall be in a mutually agreeable form prior to their distribution.

      8.2 Each party is an independent contractor with respect to its rights and obligations under this Agreement. Nothing herein shall, or shall be deemed or construed, to create a joint venture, partnership, agency or employment relationship as between the Parties. No Party shall have the power, or represent that it has any power, to bind the other Party or to assume or create any obligation or responsibility on behalf of the other Party.

      8.3 SAC shall provide all front-line technical support to end users in accordance with Pinnacle's then-current support terms and conditions. SAC shall employ at least one (1) fully trained, full-time support personnel and provide support at least five days per week during applicable local business hours. SAC agrees that any documentation or packaging distributed by SAC shall conspicuously state that end users must call SAC or a SAC representative for technical support for the Product. Pinnacle will have no obligation to furnish any assistance, information or documentation to any end user, and SAC will cooperate with Pinnacle to ensure that end users do not contact Pinnacle directly. Pinnacle will provide back-end telephone support to SAC for SAC's customers and maintenance support to SAC at no charge. In the event that SAC enters into a separate maintenance agreement with a customer, SAC will pay to Pinnacle an equitable and mutually agreeable percentage of the revenue received by SAC in connection with any such agreement.

      8.4 SAC shall sublicense or otherwise distribute the Product and documentation to end users only pursuant to a written sublicense agreement that contains terms and conditions not inconsistent with and no less restrictive than the terms and conditions set forth in Pinnacle's then current end user license agreement provided with the Product. SAC agrees to ensure that each Product is accompanied by the applicable license, to inform users of the conditions in the license and to protect the Product from any use in violation of the license. The applicable license if different from the end user license agreement provided by Pinnacle with the Product must be approved by Pinnacle prior to use.

      9.0 TERMS AND CONDITIONS

      9.1 SAC will pay to Pinnacle the following per copy license cost for the Product based on the number of SAC products shipped during the entire term of this Agreement which incorporate the Product and the number of copies of the Product sold, if sold separately. The following costs are based on quantities on a cumulative basis during the entire term of this Agreement.

          # of Pinnacle Product Copies Shipped          Price
                        by SAC                          -----
                        ------

                         [*]                              [*]
                         [*]                              [*]
                         [*]                              [*]
                         [*]                              [*]
                         [*]                              [*]
                         [*]                              [*]
                         [*]                              [*]

      SAC will provide to Pinnacle by the 15th day of each month a report, which specifies the number of copies of the Product, which have been shipped by SAC in the prior month. Payment of the foregoing license costs will be made by SAC to Pinnacle by the last day of each month based on the information provided in the foregoing monthly reports as to shipments in the prior month. If full payment is not received when due, interest will accrue at the prime rate published from time to time by National City Bank of Indiana plus 5% compounded monthly, on all over-due amounts until paid in full. Pinnacle shall also be entitled to all costs of collection, including reasonable attorneys' fees and costs. In addition, SAC shall maintain all other data reasonably requested by Pinnacle and Pinnacle may conduct up to two audits per year (during reasonable times and with reasonable prior notice), to verify compliance with this Agreement, which shall be conducted at Pinnacle's expense unless the results establish that inaccuracies in SAC's reports have resulted in underpayment to Pinnacle of more than five percent (5%) of the amount actually due, in which case SAC shall pay all amounts due with interest as provided above and bear the reasonable expenses of the audit.

      9.2 Concurrently with the execution of this Agreement, SAC hereby agrees to purchase [*] copies of the Product for an agreed upon price of [*] per copy as follows: [*] copies immediately and [*] copies each in the second, third and fourth calendar quarter of 1998 for a total of [*] copies. As to the first [*] copies, SAC will remit payment to Pinnacle of [*] immediately upon execution of this Agreement and [*] within ten (10) days after integration of the Product into the Technology, Subsequent calendar quarterly orders will be payable within the first five days of the beginning of each such calendar quarter, assuming Product integration has been completed.

      9.3 SAC will receive most favored pricing in a given calendar year if Pinnacle's software is available for less to another Pinnacle OEM or reseller with similar annual volumes, in which case that price will be available to SAC for the rest of that calendar year.


* Confidential portion has been omitted and filed separately with the Securities and Exchange Commission

      9.4 In consideration, Pinnacle will be assigned Distributor status for SAC's products and be entitled to volume purchase pricing at the [*] level. If Pinnacle's purchases exceed the [*] level, then Pinnacle will be entitled to pricing as determined by SAC's then current price list.

      10.0 TERMINATION - This Agreement shall expire upon the earlier of: (a) the term provided in Section 3 or (b) by mutual agreement reduced to writing by the Parties hereto or (c) if either party becomes insolvent or (d) upon one hundred eighty (180) days notice by either party to the other party, which notice may not be given until at least six (6) months after the execution date hereof In addition to any other termination provisions contained herein, this Agreement may be terminated by either Party upon breach of any material term or condition by the other Party which is uncured following ninety (90) days written notice by the Party seeking termination or five (5) days' written notice of termination in the case of nonpayment of undisputed license costs. Termination by either Party shall not act as a waiver or release of any breach hereof or any liability hereunder existing on the date of termination. Except where specified otherwise, the rights and remedies granted to a Party hereunder are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity. Upon any termination or expiration of this Agreement, all amounts due a Party shall be immediately due and payable. In such event, both Parties shall discontinue distribution and sublicensing of their respective products and shall return all property of the other Party, including hardware, software, inventory and Information (as defined in the Confidentiality Agreement). In the event of termination the obligations of the Parties set forth in Sections 5, 11, 12 and 13 will survive such termination and continue to be binding upon the Parties.

      11.0 LIMITED WARRANTY Pinnacle warrants only to SAC that the Product when properly installed and used will substantially conform to the functional specifications set forth in Pinnacle's documentation in effect when the Product is delivered to SAC Pinnacle's warranty and obligation shall extend for a period of ninety (90) days ("Warranty Period") from the date Pinnacle first delivers the Products to SAC. All warranty claims not made in writing or not received by Pinnacle within the Warranty Period shall be deemed waived. Pinnacle's warranty is solely for the benefit of SAC, who has no authority to extend this warranty to any other person or entity. THE EXPRESS WARRANTY SET FORTH IN THIS SECTION CONSTITUTES THE ONLY WARRANTY MADE BY PINNACLE. PINNACLE MAKES NO OTHER REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), WITH RESPECT TO THE PRODUCT OR RELATED DOCUMENTATION. PINNACLE EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OR CONDITIONS INCLUDING THOSE OF TITLE, MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. PINNACLE DOES NOT WARRANT THAT THE PRODUCTS OR DOCUMENTATION ARE ERROR-FREE OR THAT OPERATION OF THE PRODUCTS WILL BE SECURE OR UNINTERRUPTED AND PINNACLE DISCLAIMS ANY AND


* Confidential portion has been omitted and filed separately with the Securities and Exchange Commission

ALL LIABILITY ON ACCOUNT THEREOF. THE ABOVE LIMITATIONS SHALL APPLY TO THE EXTENT ALLOWED BY APPLICABLE LAW. Pinnacle shall have no obligation under the foregoing warranty for any nonconformance caused by: (a) the incorporation, attachment or engagement of any attachment, feature, program, or device, other than by Pinnacle to the Product or any part thereof; (b) accident, transportation, neglect or misuse, alteration, modification, or enhancement of the Product other than by Pinnacle; (c) failure to provide an installation environment recommended for the Product; (d) use of supplies or materials not meeting Pinnacle specifications; (e) use of the Product for other than the intended purpose; (f) use of the Product on any systems other than the specified hardware platform for such Product; (g) SAC's use of defective media or defective duplication of the Product; or (h) SAC's failure to incorporate any update previously released by Pinnacle which corrects such nonconformance. If SAC provides Pinnacle with written notice of a failure under this limited warranty during the Warranty Period, Pinnacle will use reasonable efforts to correct promptly, at no charge to SAC, any such errors or failures. This is SAC's sole and exclusive remedy for breach of warranty hereunder.

      12. INDEMNITY

      12.1 Pinnacle shall indemnify and hold harmless SAC by defending or settling, at Pinnacle's option, any action brought against SAC to the extent it is based on a claim that use, reproduction or distribution by SAC of the Pinnacle owned portion of products distributed by SAC hereunder directly infringes any valid patent, copyright or trade secret. Pinnacle will pay resulting costs, damages and legal fees finally awarded against SAC in such action which are attributable to such claim provided that: (i) SAC promptly notifies Pinnacle in writing of any claim; (ii) Pinnacle has sole control of the defense and all related settlement negotiations; and (iii) SAC cooperates with Pinnacle at Pinnacle's expense, in defending or settling such claim. Should a Product become, or be likely to become in Pinnacle's opinion, the subject of an infringement claim described above, Pinnacle shall first try to (x) procure for SAC the right to continue using the same or (y) replace or modify it to make it noninfringing. In the event Pinnacle is not successful in meeting its obligations under (x) or (y) directly above, Pinnacle may demand that SAC and end users discontinue use and distribution of the Product and return all copies to Pinnacle and Pinnacle shall return the license costs paid by SAC which are allocable to the Product. Pinnacle shall have no obligation or liability for, and SAC shall defend, indemnify and hold Pinnacle harmless from and against any claim based upon: (a) use of other than the then current, unaltered version of the Product, unless the infringing portion is also in the then current, unaltered release; (b) use, operation or combination of the Product with non-Pinnacle programs, data, equipment or documentation if such infringement would have been avoided but for such use, operation or combination; (c) SAC's or its agent1s activities after Pinnacle has notified SAC that Pinnacle believes such activities may result in such infringement; (d) compliance with SAC's designs, specifications or instructions; (e) any modifications or marking of the Product not specifically authorized in writing by Pinnacle; (f) any unauthorized use of any Pinnacle intellectual property or Pinnacle Confidential Information; or (g) third party software. THE FOREGOING STATES THE ENTIRE LIABILITY OF PINNACLE AND THE EXCLUSIVE REMEDY OF SAC WITH RESPECT

TO INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, WHETHER UNDER THEORY OF WARRANTY, INDEMNITY OR OTHERWISE.

      12.2 SAC shall indemnify, hold harmless and defend Pinnacle and/or its suppliers from and against any and all claims, liabilities, losses, damages, expenses and costs (including attorneys1 fees and costs) relating to (i) any claim that SAC's products or the integration of SAC's product with the Product infringe upon the patent, copyright, trade secret, trademark or other rights of third parties, (ii) SAC's failure to include in each end user license agreement the contractual terms required to be included therein hereunder, or (iii) SAC's use, distribution or reproduction of the Product including, without limitation, any claims, liabilities, losses, damages, expenses and costs relating to defective reproduction of or the use of defective media in the reproduction of the Product, claimed product liability, breach of warranty or support obligations or infringement or misappropriation of intellectual property rights, except to the extent such is covered under Section 12.1.

      13. LIMITATION OF LIABILITY

      TO THE EXTENT ALLOWED BY APPLICABLE LAW, IN NO EVENT SHALL PINNACLE OR ITS SUPPLIERS BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF USE OF DATA, INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGE OF ANY KIND, EVEN IF PINNACLE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH REMEDY. EXCEPT AS SET FORTH IN THE INDEMNITY SECTION ABOVE, IN NO EVENT WILL PINNACLE
OR ITS SUPPLIERS BE LIABLE FOR (i) ANY REPRESENTATION OR WARRANTY MADE TO ANY END USER OR ANY THIRD PARTY BY SAC OR ITS EMPLOYEES, AGENTS OR CONTRACTORS; (ii) FAILURE OF THE PRODUCT TO PERFORM EXCEPT AS, AND TO THE EXTENT, OTHERWISE EXPRESSLY PROVIDED HEREIN; (iii) FAILURE OF THE PRODUCT TO PROVIDE SECURITY; OR
(iv) THE RESULTS OR INFORMATION OBTAINED OR DECISIONS MADE BY END USERS OF THE PRODUCT. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, PINNACLE'S ENTIRE LIABILITY TO SAC FOR DAMAGES CONCERNING PERFORMANCE OR NONPERFORMANCE BY PINNACLE OR IN ANY WAY RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, AND REGARDLESS OF WHETHER THE CLAIM FOR SUCH DAMAGES IS BASED IN CONTRACT OR IN TORT, SHALL NOT EXCEED THE AMOUNT RECEIVED BY PINNACLE FROM SAC DURING THE PREVIOUS 12 MONTHS FOR THE PRODUCT GIVING RISE TO SUCH CLAIM.

      14.0 ASSIGNMENT - The Parties' privileges, ownership or control in this Agreement are not transferable and shall not be transferred or assigned to any other person, firm, corporation, partnership or other business entity, whether by operation of law or otherwise, without the other Party's prior approval, except that such approval need not be obtained in the event of a sale of substantially all assets of a Party or a merger or other business combination, in which event this Agreement will be assigned to the successor. A transfer or assignment other than under the foregoing circumstances without the prior written approval of the other Party shall be null and void and shall not be binding.

      15.0 ENTIRE AGREEMENT - This Agreement, together with the Confidentiality Agreement and any Addendum attached hereto constitute the entire understanding and agreement between the parties and supersedes any understanding, agreement or arrangements previously made or in existence between the Parties. This Agreement may not be altered, enlarged, supplemented, abridged, modified, nor any provisions waived except as provided in this Agreement, or by a written agreement between SAC and Pinnacle that makes express reference to this Agreement, and specifically declares it is intended as an amendment hereto.

      16.0 APPLICATION LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, United States of America.

      17.0 EFFECTIVE DATE. This Agreement shall become effective upon execution by both Parties below as of the Effective Date first above written, and shall continue in force and govern all relations and transactions between the Parties until terminated and thereafter to the extent necessary to give effect to those provisions hereof which remain applicable following termination pursuant to
Section 10 hereof.

      18.0 ARBITRATION. Any dispute relating to the interpretation of this Agreement or the relationship between the parties hereunder shall be settled by final and binding arbitration pursuant to the rules of the American Arbitration Association. The arbitration shall take place in Chicago, Illinois or another mutually agreeable place before a panel of three qualified arbitrators, one chosen by each of the parties hereto and the third chosen by mutual agreement of the two arbitrators chosen by the parties. The parties hereby agree that results of this arbitration are final and binding and may be enforced in any court of competent jurisdiction, but such arbitration results may not be appealed by either party to any such court or other judicial authority.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized representatives.


For Pinnacle Technology, Inc.:                 For SAC Technologies, Inc.:


/s/ Dr. W. Herbert Senft II   1/23/98          Barry Wendt              1-23-98
-------------------------------------          --------------------------------
Dr. W. Herbert Senft II         Date           Barry Wendt               Date
President and CEO                              Chief Executive Officer